MACOM Reports Fiscal Fourth Quarter and Fiscal Year 2022 Financial Results

LOWELL, MA, November 3, 2022 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal fourth quarter and fiscal year ended September 30, 2022.
Fourth Quarter Fiscal Year 2022 GAAP Results
•Revenue was $178.1 million, an increase of 14.8% compared to $155.2 million in the previous year fiscal fourth quarter and an increase of 3.4% compared to $172.3 million in the prior fiscal quarter;
•Gross margin was 60.9%, compared to 58.1% in the previous year fiscal fourth quarter and 60.7% in the prior fiscal quarter;
•Operating income was $37.0 million, compared to operating income of $26.3 million in the previous year fiscal fourth quarter and operating income of $36.0 million in the prior fiscal quarter; and
•Net income, which includes a $202.8 million non-cash income tax benefit associated with the release of the valuation allowance on the majority of our deferred tax assets, was $239.3 million, or $3.36 per diluted share, compared to net income of $17.1 million, or $0.24 per diluted share, in the previous year fiscal fourth quarter and net income of $32.2 million, or $0.45 per diluted share, in the prior fiscal quarter.

Fourth Quarter Fiscal Year 2022 Adjusted Non-GAAP Results
•Adjusted gross margin was 62.6%, compared to 61.1% in the previous year fiscal fourth quarter and 62.2% in the prior fiscal quarter;
•Adjusted operating income was $56.9 million, or 32.0% of revenue, compared to adjusted operating income of $46.8 million, or 30.2% of revenue, in the previous year fiscal fourth quarter and adjusted operating income of $54.1 million, or 31.4% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $55.1 million, or $0.77 per diluted share, compared to adjusted net income of $43.3 million, or $0.61 per diluted share, in the previous year fiscal fourth quarter and adjusted net income of $52.1 million, or $0.73 per diluted share, in the prior fiscal quarter.
Fiscal Year 2022 GAAP Results
•Revenue was $675.2 million, an increase of 11.2%, compared to $606.9 million in fiscal year 2021;
•Gross margin was 60.2%, compared to 56.3% in fiscal year 2021;
•Operating income was $132.7 million, compared to $81.0 million in fiscal year 2021; and
•Net income was $440.0 million, or $6.18 per diluted share, compared to net income of $38.0 million, or $0.54 per diluted share, in fiscal year 2021. Net income for fiscal year 2022 includes a $118.2 million gain associated with the sale of an equity interest and a non-cash income tax benefit of $202.8 million associated with the release of the valuation allowance on the majority of our deferred tax assets.
Fiscal Year 2022 Adjusted Non-GAAP Results
•Adjusted gross margin was 62.0%, compared to 59.6% in fiscal year 2021;
•Adjusted operating income was $211.0 million, or 31.2% of revenue, compared to $170.3 million, or 28.1% of revenue, in fiscal year 2021; and

•Adjusted net income was $201.0 million, or $2.82 per diluted share, compared to adjusted net income of $151.9 million, or $2.15 per diluted share, in fiscal year 2021.
Management Commentary
“We are pleased with our Q4 and fiscal 2022 results,” said Stephen G. Daly, President and Chief Executive Officer. “More importantly, we have many new and compelling products to support market share gains in fiscal 2023.”
Business Outlook
For the fiscal first quarter ending December 30, 2022, MACOM expects revenue to be in the range of $177 million to $182 million. Adjusted gross margin is expected to be between 61.5% and 63.5%, and adjusted earnings per share is expected to be between $0.78 and $0.82 utilizing an anticipated non-GAAP income tax rate of 3% and 71.4 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, November 3, 2022 at 8:30 a.m. Eastern Time to discuss its fiscal fourth quarter and fiscal year 2022 financial results and business outlook. Investors and analysts may visit MACOM's Investor Relations website at https://ir.macom.com/events-webcasts to register for a user-specific access code for the live call or to access the live webcast. A replay of the call will be available within 24 hours and remain accessible by all interested parties for approximately 90 days.
About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Telecommunications, Industrial and Defense and Datacenter industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, Asia and is headquartered in Lowell, Massachusetts.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our ability to continue to improve our earnings and to ensure business continuity and to be successful and drive market share gains in our technology, product development and engineering efforts, acceleration, strength and competitiveness of new product introductions and technology portfolio expansion, MACOM’s profitability, prospects and growth opportunities in our three primary markets, our strategy with respect to adjacent markets, development and process qualification timelines, the potential impact to our business of and our ability to remain cash flow positive in an economic downturn or recession, continued revenue growth and financial and business improvements and the estimated financial results for our 2023 fiscal first quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including any failure to accurately anticipate demand for our products and effectively manage our inventory; risks related to any weakening of economic conditions; our dependence on a limited number of customers; our ability to develop new products and achieve market acceptance of those products; component shortages or other disruptions in our supply chain, including as a result of the COVID-19 pandemic, geopolitical unrest or otherwise; inflationary pressures; our ability to compete effectively; and those other factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles (“GAAP”) reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income from operations and operating margin, adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate, non-GAAP interest expense and non-GAAP free cash flow. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, warrant liability expense, non-cash interest, loss on debt extinguishment, equity method investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense – is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This non-cash expense is not considered by management in making operating decisions.
Share-Based Compensation Expense – includes share-based compensation expense for awards that are equity and liability classified on our balance sheet and the related employer tax expense at vesting. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.

Warrant Liability Expense – is associated with mark-to-market fair value adjustments, which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and do not reflect our ongoing operations.
Non-cash Interest, Net – includes amounts associated with the amortization of the discount on our convertible notes and the amortization of certain fees associated with the establishment or amendment of our term loans and convertible notes that are being amortized over the life of the agreements. We believe these amounts are non-cash in nature, are not correlated to future business operations and do not reflect our ongoing operations.
Equity Method Investment Gains and Losses – primarily includes non-cash gains and losses associated with a non-marketable equity investment we had in Ampere Computing Holdings LLC and the $118.2 million cash gain on the sale of this investment in December 2021. We believe these items are not correlated to future business operations and including such amounts does not reflect our ongoing operations.
Loss on Debt Extinguishment – includes the write-off of unamortized deferred financing costs associated with the paydown of our term loans. We believe these non-cash amounts are not correlated to future business operations and do not reflect on our ongoing operations.
Tax Effect of Non-GAAP Adjustments – the fiscal fourth quarter and fiscal year 2022 include a non-cash benefit of $202.8 million associated with the release of the valuation allowance on the majority of our domestic deferred tax assets resulting from our assessment of positive and negative evidence as of September 30, 2022. We believe this non-cash amount is not correlated to future operations and does not reflect our ongoing operations. Includes adjustments to arrive at an estimate of our non-GAAP income tax rate associated with our non-GAAP income over a period of time. We determine our non-GAAP income tax rate using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this non-GAAP income tax rate quarterly and have utilized 3% for our second, third and fourth quarters of fiscal year 2022 and 5% for our first quarter of fiscal year 2022 and fiscal year 2021. Our historical effective income tax rate under GAAP has varied significantly from our non-GAAP income tax rate due primarily to changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, gains or losses associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, research and development tax credits and merger expenses. We believe it is beneficial for management to review our non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA – is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Free Cash Flow – is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Management reviews and utilizes this measure for cash flow analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analyzing a company’s cash flow.
Incremental Shares – is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants that were not included in the calculation of our GAAP diluted shares, as the impact would have been anti-dilutive. We believe competitors and others in the financial industry utilize this measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	September 30,	July 1,	October 1,	September 30,	October 1,
	2022	2022	2021	2022	2021
Revenue	$178,143	$172,259	$155,211	$675,170	$606,920
Cost of revenue	69,636	67,717	65,000	268,989	265,065
Gross profit	108,507	104,542	90,211	406,181	341,855
Operating expenses:
Research and development	39,678	37,625	33,679	148,228	138,844
Selling, general and administrative	31,798	30,914	30,250	125,279	122,009
Total operating expenses	71,476	68,539	63,929	273,507	260,853
Income from operations	37,031	36,003	26,282	132,674	81,002
Other (expense) income:
Warrant liability expense	—	—	—	—	(11,130)
Interest expense, net	(372)	(845)	(5,482)	(4,300)	(20,593)
Other (expense) income, net	(120)	13	(2,048)	114,746	(6,334)
Total other (expense) income	(492)	(832)	(7,530)	110,446	(38,057)
Income before income taxes	36,539	35,171	18,752	243,120	42,945
Income tax (benefit) expense	(202,797)	2,937	1,623	(196,835)	4,972
Net income	$239,336	$32,234	$17,129	$439,955	$37,973

Net income per share:
Income per share - Basic	$3.42	$0.46	$0.25	$6.30	$0.55
Income per share - Diluted	$3.36	$0.45	$0.24	$6.18	$0.54
Weighted average common shares:
Shares - Basic	69,998	69,946	68,804	69,783	68,449
Shares - Diluted	71,274	71,060	71,050	71,166	70,474

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30,	October 1,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$119,952	$156,537
Short-term investments	466,580	188,365
Accounts receivable, net	101,551	84,570
Inventories	114,960	82,699
Prepaid and other current assets	10,040	9,365
Total current assets	813,083	521,536
Property and equipment, net	123,701	120,526
Goodwill and intangible assets, net	362,671	398,925
Deferred income taxes	237,415	39,516
Other long-term assets	34,947	53,642
Total assets	$1,571,817	$1,134,145
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations	$1,006	$958
Accounts payable	30,733	28,712
Accrued liabilities	65,475	63,374
Total current liabilities	97,214	93,044
Finance lease obligations, less current portion	27,032	28,037
Financing obligation	9,544	8,720
Long-term debt obligations	565,920	492,097
Other long-term liabilities	29,359	40,511
Total liabilities	729,069	662,409
Stockholders’ equity	842,748	471,736
Total liabilities and stockholders’ equity	$1,571,817	$1,134,145

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Twelve Months Ended
	September 30,	October 1,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$439,955	$37,973
Depreciation and intangible asset amortization	57,229	69,953
Share-based compensation	41,185	34,998
Gain on equity method investment, net	(114,908)	2,403
Warrant liability expense	—	11,130
Deferred income taxes	(200,431)	2,520
Other adjustments, net	644	15,361
Accounts receivable	(16,981)	(38,686)
Inventories	(32,261)	8,886
Change in other operating assets and liabilities	2,550	3,874
Net cash provided by operating activities	176,982	148,412
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equity method investment	127,750	—
Purchases of property and equipment	(26,513)	(17,954)
Sales, purchases and maturities of investments	(284,121)	15,087
Proceeds from sale of assets	23	284
Net cash used in investing activities	(182,861)	(2,583)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of issuance costs	—	444,249
Payments of long-term debt	—	(545,321)
Payments on finance leases	(957)	(1,368)
Proceeds from stock option exercises and employee stock purchases	8,052	6,781
Repurchase of common stock - tax withholdings on equity awards	(36,003)	(23,436)
Net cash used in financing activities	(28,908)	(119,095)
Foreign currency effect on cash	(1,798)	362
NET CHANGE IN CASH AND CASH EQUIVALENTS	(36,585)	27,096
CASH AND CASH EQUIVALENTS — Beginning of period	156,537	129,441
CASH AND CASH EQUIVALENTS — End of period	$119,952	$156,537

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Twelve Months Ended
	September 30, 2022		July 1, 2022		October 1, 2021		September 30, 2022		October 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$108,507	60.9	$104,542	60.7	$90,211	58.1	$406,181	60.2	$341,855	56.3
Amortization expense	1,778	1.0	1,778	1.0	3,806	2.5	7,839	1.2	15,296	2.5
Share-based compensation expense	1,166	0.7	887	0.5	878	0.6	4,597	0.7	4,314	0.7
Adjusted gross profit (Non-GAAP)	$111,451	62.6	$107,207	62.2	$94,895	61.1	$418,617	62.0	$361,465	59.6

	Three Months Ended						Twelve Months Ended
	September 30, 2022		July 1, 2022		October 1, 2021		September 30, 2022		October 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$71,476	40.1	$68,539	39.8	$63,929	41.2	$273,507	40.5	$260,853	43.0
Amortization expense	(6,258)	(3.5)	(6,276)	(3.6)	(7,601)	(4.9)	(25,592)	(3.8)	(30,918)	(5.1)
Share-based compensation expense	(10,692)	(6.0)	(9,167)	(5.3)	(8,272)	(5.3)	(40,276)	(6.0)	(38,772)	(6.4)
Adjusted operating expenses (Non-GAAP)	$54,526	30.6	$53,096	30.8	$48,056	31.0	$207,639	30.8	$191,163	31.5

	Three Months Ended						Twelve Months Ended
	September 30, 2022		July 1, 2022		October 1, 2021		September 30, 2022		October 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income from operations - GAAP	$37,031	20.8	$36,003	20.9	$26,282	16.9	$132,674	19.7	$81,002	13.3
Amortization expense	8,036	4.5	8,054	4.7	11,407	7.3	33,431	5.0	46,214	7.6
Share-based compensation expense	11,859	6.7	10,054	5.8	9,150	5.9	44,873	6.6	43,086	7.1
Adjusted income from operations (Non-GAAP)	$56,926	32.0	$54,111	31.4	$46,839	30.2	$210,978	31.2	$170,302	28.1

Depreciation expense	6,141	3.4	5,918	3.4	5,692	3.7	23,798	3.5	23,739	3.9
Adjusted EBITDA (Non-GAAP)	$63,067	35.4	$60,029	34.8	$52,531	33.8	$234,776	34.8	$194,041	32.0

	Three Months Ended						Twelve Months Ended
	September 30, 2022		July 1, 2022		October 1, 2021		September 30, 2022		October 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income - GAAP	$239,336	134.4	$32,234	18.7	$17,129	11.0	$439,955	65.2	$37,973	6.3
Amortization expense	8,036	4.5	8,054	4.7	11,407	7.3	33,431	5.0	46,214	7.6
Share-based compensation expense	11,859	6.7	10,054	5.8	9,150	5.9	44,873	6.6	43,086	7.1
Warrant liability expense	—	—	—	—	—	—	—	—	11,130	1.8
Non-cash interest, net	412	0.2	412	0.2	4,123	2.7	1,692	0.3	9,590	1.6
Equity method investment loss (gain), net	—	—	—	—	2,116	1.4	(114,908)	(17.0)	2,403	0.4
Loss on debt extinguishment	—	—	—	—	—	—	—	—	4,488	0.7
Tax effect of non-GAAP adjustments	(204,503)	(114.8)	1,326	0.8	(655)	(0.4)	(204,037)	(30.2)	(3,021)	(0.5)
Adjusted net income (Non-GAAP)	$55,140	31.0	$52,080	30.2	$43,270	27.9	$201,006	29.8	$151,863	25.0

	Three Months Ended						Twelve Months Ended
	September 30, 2022		July 1, 2022		October 1, 2021		September 30, 2022		October 1, 2021
	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share
Net income - GAAP diluted	$239,336	$3.36	$32,234	$0.45	$17,129	$0.24	$439,955	$6.18	$37,973	$0.54

Adjusted net income (Non-GAAP)	$55,140	$0.77	$52,080	$0.73	$43,270	$0.61	$201,006	$2.82	$151,863	$2.15

	Three Months Ended			Twelve Months Ended
	September 30, 2022	July 1, 2022	October 1, 2021	September 30, 2022	October 1, 2021
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	71,274	71,060	71,050	71,166	70,474
Incremental shares	—	—	—	—	87
Adjusted diluted shares (Non-GAAP)	71,274	71,060	71,050	71,166	70,561

	Three Months Ended						Twelve Months Ended
	September 30, 2022		July 1, 2022		October 1, 2021		September 30, 2022		October 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$372	0.2	$845	0.5	$5,482	3.5	$4,300	0.6	$20,593	3.4
Non-cash interest expense	(412)	(0.2)	(412)	(0.2)	(4,123)	(2.7)	(1,692)	(0.3)	(9,590)	(1.6)
Adjusted interest (income) expense (Non-GAAP)	$(40)	—	$433	0.3	$1,359	0.9	$2,608	0.4	$11,003	1.8

	Three Months Ended						Twelve Months Ended
	September 30, 2022		July 1, 2022		October 1, 2021		September 30, 2022		October 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$59,993	33.7	$40,392	23.4	$40,812	26.3	$176,982	26.2	$148,412	24.5
Capital expenditures	(7,695)	(4.3)	(6,634)	(3.9)	(5,029)	(3.2)	(26,513)	(3.9)	(17,954)	(3.0)
Free cash flow (Non-GAAP)	$52,298	29.4	$33,758	19.6	$35,783	23.1	$150,469	22.3	$130,458	21.5
Free cash flow as a percentage of Adjusted net income (Non-GAAP)	94.8%		64.8%		82.7%		74.9%		85.9%

RECONCILIATION OF DEBT ACTIVITY
(unaudited and in thousands)

Long-term debt obligations
Balance as of October 1, 2021	$492,097
Reclassification of convertible notes from stockholders' equity	72,177
Other activity	1,646
Balance as of September 30, 2022	$565,920